Exhibit 1.6

chinadotcom Software Unit Announces its First User Group Conference
in Kunming, China

•	“OUTLOOK 2002…The Bridge to Success”
•	Platinum China User Group Conference
•	November 6 – 9, 2002
•	Dianchi Garden Hotel & Spa, Kunming, China
•	Registration: http://www.platinumchina.com / Ms. Ally He: 86 21-64728685 ext. 321

HONG KONG October 04, 2002 chinadotcom corporation [NASDAQ: CHINA; Website: www.corp.china.com], a leading integrated enterprise solutions company in Asia, today announced its First User Group Conference to be held in Kunming, China by its software unit.

The three-day conference themed “OUTLOOK 2002…The Bridge to Success” will be held during November 6-9, 2002 in the “Spring City” of Kunming, China. This conference will bring together customers, business partners, company executives, industry and product experts for a focused exchange of plans, strategies, solutions and ideas.

The conference will be interactive and product-focused, including many networking opportunities, computer labs and customer-presented sessions, all focused on solutions to real business challenges. Product experts from chinadotcom will share with attendees how to optimize the business process today and in the future.

“In the competitive Mainland China business environment, where improving business performance and efficiency in back end enterprise systems is important, we felt there was a need to bring together clients, prospects, partners and academics for a summit,” said Steve Collins, head of chinadotcom software unit. According to IDC, China’s software industry was valued at $1.62 billion in 2001, but by 2006, it is expected to increase to $7.8 billion at a compound annual growth rate of 36.9 percent from 2001. “Mainland China companies are planning to spend significantly on business applications software in 2003 and to maximize their software spend, we believe they want to see it in action, want to know what other companies experienced while implementing, what were the returns and what were the efficiencies. Through ‘OUTLOOK 2002…The Bridge to Success’, we believe the attendees will get answers to those and other enterprise concerns,” Steve added.

Confirmed keynote speakers include:
Dr. Tang Jun, President, Microsoft (China) Co., Ltd.
David van Toor, Vice President, Best Software

William P. Webster, Vice President, PARIS Technologies International, Inc.
Alsen Hsien, Head of chinadotcom Shanghai Software Development Center

In addition to the above keynote speakers, the conference will bring customer experience to the attendees. Existing customers from ASIMICO, Swire Beverages Ltd., Beijing Allied Faxi Food, Asia Trak Tianjin Ltd. and SunLife Everbright Life Insurance will give a presentation on the software products that they are using from a user’s point of view.

“We are proud of the success and the progress made by our software unit,” commented Peter Yip, Chief Executive Officer of chinadotcom corporation. “Of course generating high margins and recurring revenues is our core corporate objective; educating our customer and the marketplace on aspects including and beyond our self-developed software we believe is another important goal.”

To find out more about the conference, “OUTLOOK 2002…The Bridge to Success”, and for online registration, please visit www.PlatinumChina.com. For enquiries, please call 86-21-6472 8685 ext 321.

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About chinadotcom corporation

chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise solutions company offering technology, marketing and media services for companies throughout Greater China and the Asia-Pacific region, the US and the UK. With operations in 10 markets — the companies under chinadotcom group have extensive experience in several industry groups including finance, travel and manufacturing, and in key business areas, including e-business strategy, packaged software implementation, precision marketing, and supply chain management. chinadotcom leverages this expertise with alliances and partnerships to help drive innovative client solutions.

For more information about chinadotcom corporation, please visit www.corp.china.com

Safe Harbor Statement

This press release includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on chinadotcom management’s current expectations and are subject to risks and uncertainties and changes in circumstances. All forward-looking statements included in this press release are based upon information available to chinadotcom as of the date of the press release, and it assumes no obligation to update or alter its forward looking statements whether as a result of new information, future events or otherwise. Further information on risks or other factors that could affect chinadotcom’s results of operations is detailed in its filings with the United States Securities and

Exchange Commission, including the Annual Report for the year ended December 31, 2001 on Form 20-F filed in June, 2002.

ATTACHMENT TO EDITORS:
http://www.platinumchina.com/downloadfile/UGCagenda_en.pdf

http://www.platinumchina.com/outlook2002/en/breakout_session_descriptions.htm

For further information, please contact:

Media Relations

Jane Cheng, Public Relations Manager
Tel:                    (852) 2961 2750
Fax:                    (852) 2571 0410
e-mail:                jane.cheng@hk.china.com

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